Exhibit 10.1

Form of Non-Qualified Stock Option
Award Agreement - 2005 Plan

NON-QUALIFIED
STOCK OPTION AGREEMENT

Agreement made this [•] day of [•], [•] (“Grant Date”) between Cullen/Frost Bankers, Inc., a Texas corporation (the “Company”), and [•] (“Employee”).
To carry out the purposes of Cullen/Frost Bankers, Inc. 2005 OMNIBUS INCENTIVE PLAN (the “Plan”) by affording Employee the opportunity to purchase shares of the $.01 par value common stock of the Company (“Stock”), the Company and Employee hereby agree as follows:
1.Grant of Option. The Company hereby irrevocably grants to Employee the right and option (“Option”) to purchase all or any part of an aggregate of [•] shares of Stock, on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Option.
2.Purchase Price. The purchase price of Stock purchased pursuant to the exercise of this Option shall be [•] per share, which is deemed to be not less than the fair market value of the Stock at the date of grant of this option.
3.Exercise of Option/Expiration Date. (a) Subject to the earlier expiration of this Option as herein provided, this Option may be exercised for Shares, by written notice to the Company, at any time and from time to time after the date of grant hereof, but this Option shall not be exercisable for more than a percentage of the aggregate number of Shares offered by this Option determined by the number of full years from the date of grant hereof to the date of such exercise, in accordance with the following schedule:

Vesting Date	Cumulative Shares Vested
[First anniversary of award]	25%
[Second anniversary of award]	50%
[Third anniversary of award]	75%
[Fourth anniversary of award]	100%

(b)    This Option is not transferable by Employee otherwise than by will or the laws of descent and distribution, except as may be permitted in the discretion of the Compensation and Benefits Committee. This Option may be exercised only by Employee during his/her lifetime and while he/she remains an employee of the Company, except that:
(i)    If Employee’s employment with the Company terminates for cause or voluntarily by Employee without the written consent of the Company, this Option shall immediately terminate and shall no longer be exercisable.
(ii)    If Employee’s employment with the Company terminates other than due to death, Retirement or as provided in (a) above, Employee may exercise this Option at any time during the period of [90 days] following the date of such termination, but only as to the number of shares Employee was entitled to purchase hereunder as the date his/her employment so terminates.
(iii)    If Employee terminates employment due to Retirement from the Company, the Option shall continue to become exercisable in accordance with the schedule set forth in Section 3(a) above and shall be exercisable through the earlier of the end of the original expiration date of the Option (as described below) or the fifth (5th) anniversary of the date of Employee’s Retirement. Notwithstanding the foregoing, if Employee dies after Retirement but before the Option has lapsed or been fully exercised, Employee’s estate, or the person who acquires this Option by bequest or inheritance or by reason of the death of Employee, may exercise this Option at any time during the period of one year following the date of Employee’s death (provided that the one year period does not exceed the original expiration date of the Option), but only as to the number of shares Employee was entitled to purchase hereunder as of the date of Employee’s death.
(iv)    If Employee dies while in the employ of the Company thru the original expiration date, Employee’s estate, or the person who acquires this Option by bequest or inheritance or by reason of the death of Employee, may exercise this Option in full at any time during the period of one-year following the date of Employee’s death (provided that the one year period does not exceed the expiration date of the option).
(c)    This Option shall not be exercisable in any event after the tenth (10th) anniversary of the Grant Date. Subject to the limitations set forth in this Agreement, this Option may be exercised in whole or in part from time to time by written request to the Company, attention of the Secretary. Payment of the exercise price shall be made in cash or in shares of Stock which have been held by the Employee for more than six months, or any combination of both cash and shares of Stock; in such case, shares of Stock delivered to the Company as payment for Stock issued upon exercise of an Option shall be valued at their fair market value (as determined by the Committee) or their par value, if higher. Payment in full in cash and/or Stock shall be made at the time of each exercise. Unless and until a certificate or certificates representing such shares shall have been issued by the Company to Employee or evidence of electronic transfer of ownership of such shares has been provided to the Employee, Employee (or the person permitted to exercise this Option in the event of Employee’s death or incapacity) shall not be or have any of the rights or privileges of a shareholder of the Company with respect to shares acquirable upon an exercise of this Option.
4.Change in Control. If at any time there shall occur a Change in Control (as defined in the Plan), then the time at which this Option may be exercised shall be accelerated and this Option shall immediately become exercisable in full.

Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Employee, or a group of Persons which includes Employee, acquiring, directly or indirectly, 20 percent or more of the combined voting power of the Company’s Voting Securities. Notwithstanding anything in the foregoing to the contrary, if any of the payments provided for in this Agreement would constitute a “parachute payment” (as defined in Section 280G(b) (2) of the Code) (considered without regard to any other payments not provided for under this Agreement), such parachute payments pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the code: provided, however, that the determination as to whether any reduction in the payments under this Agreement pursuant to this paragraph is necessary shall be made by the Employee in good faith, and such determination shall be conclusive and binding on the Company with respect to its treatment of the payment for tax reporting purposes.
Notwithstanding any provisions to the contrary, the Board of Directors (“Board”) reserves the right to provide the Employee with additional benefits, including, but not limited to, providing benefits hereunder in excess of the limitations described above, which the Board determines are appropriate in its sole discretion.
5.Employment. Nothing in the Agreement shall interfere with or limit in any way the right of the Company to terminate any Employee’s employment at any time nor confer upon any Employee any right to continue in the employ of the Company.
6.Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.
7.Governing Law. The Plan and this Agreement shall be construed in accordance with and governed by the laws of the State of Texas.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officers thereunto duly authorized, and Employee has executed this Agreement, all as of the day and year first above written.

CULLEN/FROST BANKERS, INC.

By: [•]

Employee’s Signature